Exhibit 10.3

INTERMAGNETICS GENERAL CORPORATION

RESTRICTED STOCK UNIT AWARD AGREEMENT
(2000 STOCK OPTION AND STOCK AWARD PLAN)

          RESTRICTED STOCK UNIT AGREEMENT, dated April 13, 2005 and delivered by INTERMAGNETICS GENERAL CORPORATION, a Delaware corporation (the “Corporation”), to Michael Mainelli, an employee of Invivo Corporation, a subsidiary of the Corporation (the “Grantee”).

                    WHEREAS, the Board of Directors of the Corporation (the “Board”) on July 26, 2000, adopted, and the shareholders of the Corporation at their 2000 Annual Meeting approved, the Corporation’s 2000 Stock Option and Stock Award Plan, and such plan as amended from time to time (the “Plan”) provides for the grant of restricted stock unit awards (“Restricted Units”) by the Compensation Committee of the Board (the “Compensation Committee”) to key employees of the Corporation or any subsidiary (including directors who are also employees), in accordance with the terms and provisions thereof; and

                    WHEREAS, the Compensation Committee, has determined that the Grantee shall be given a restricted stock unit award pursuant to the Plan and subject to the terms of this Agreement.

                    NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.          Restricted Stock Unit Award.

                    Subject to the terms and conditions hereinafter set forth, the Corporation with the approval and at the direction of the Compensation Committee hereby grants to the Grantee 20,000 Restricted Units (“Award”).  The Award shall vest according to the following schedule (“Vest Dates”):

March 1, 2006		4,000 shares,
March 1, 2007	an additional	4,000 shares,
March 1, 2008	an additional	4,000 shares,
March 1, 2009	an additional	4,000 shares,
March 1, 2010	an additional	4,000 shares.

2.          Restricted Unit Account.

                    The Corporation shall establish and maintain a Restricted Unit account for and on behalf of the Grantee and shall record in such account the number of Restricted Units awarded to the Grantee.  No shares of Common Stock shall be issued to the Grantee at the time the award is made, and the Grantee shall not be, nor have any of the rights or privileges of, a shareowner of the Corporation with respect to any Restricted Units recorded in the account.

3.          Interest not Transferable.

                    Unless otherwise provided by law, the Grantee shall not have the right to transfer or otherwise dispose of any interest in the Restricted Unit account, and any attempted transfer or disposition of the account by the Grantee, whether by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary, or involuntary, or by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), shall be null and void and have no effect. The Grantee shall not have any interest in any fund or specific asset of the Corporation by reason of this award or the Restricted Unit account established for the Grantee.

4.          Termination of Restricted Units

                    Upon the termination of Grantee’s employment relationship with the Corporation for any reason any Restricted Units for which the restrictions have not lapsed shall terminate.

                    Grantee’s transfer within the Corporation or any of its subsidiaries shall not be deemed to be a termination of the employment.

5.          Procedures.

                    Upon each Vest Date of the Award, the Corporate Secretary will cause the Corporation’s transfer agent to issue to the Grantee one share of the Corporation’s Common Stock for each Restricted Unit for which the restrictions have lapsed. Thereafter, the Corporation will transfer such Shares to you upon satisfaction of any required tax withholding obligations.  .  The Corporation shall have no obligation to deliver shares of stock until the tax withholding obligations of the Corporation have been satisfied by the Grantee.

                    The obligation of the Corporation to deliver Stock shall, however, be subject to the condition that if at any time the Compensation Committee shall determine in its discretion that the listing, registration or qualification of the shares subject thereto upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issue or purchase of shares thereunder, the shares may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Compensation Committee.  The issuance of shares to Grantee is subject to any applicable taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.

6.          Taxes

                    (a) The Grantee is ultimately liable and responsible for all taxes owed in connection with the Award, regardless of any action the Corporation takes with respect to any tax withholding obligations that arise in connection with the Award. The Corporation makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Award or the subsequent sale of shares issuable pursuant to the Award. The Corporation does not commit and is under no obligation to structure the Award to reduce or eliminate Grantee’s tax liability. As a condition and term of this Award, no election under Section 83(b) of the United States Internal Revenue Code may be made by you or any other person with respect to all or any portion of the Award.

                    (b)  Payment of Withholding Taxes. Prior to any event in connection with the Award that the Corporation determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, (the “Tax Withholding Obligation”), you must arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Corporation.

                    (c) The Corporation may refuse to issue any shares until you satisfy the Tax Withholding Obligation.  To the extent permitted by law, the Corporation has the right to retain, without notice, from the Stock in this Award or from salary or other amounts payable to you, shares or cash having a value sufficient to satisfy the Tax Withholding Obligation.

7.          Grantee’s Securities Law Representations.

                    The Grantee hereby represents and warrants to the Corporation:  (a) that the Stock subject to the Restricted Units is being acquired for purposes of investment and not with a view to distribution thereof; (b) that if Grantee is or becomes an affiliate of the Corporation (as defined in regulations promulgated by the Securities and Exchange Commission) prior to the time of any proposed resale of shares acquired, or if such shares are not registered under the Securities Act of 1933, as amended (the “1933 Act”), the Grantee will comply with all applicable conditions of the 1933 Act and the rules and regulations promulgated thereunder in effecting such resale; and (c) that the Grantee shall not dispose of any shares of such Stock in any manner that is, or may involve the Corporation in, a violation of any federal or state securities law, including the 1933 Act.

                    The Compensation Committee may require that the share certificates be inscribed with a legend restricting transfer in accordance with applicable securities law requirements.

8.          Adjustment Upon Changes in Capitalization.

                    In the event of any change in the number or class of shares of Stock outstanding, by reason of a stock dividend, stock split, subdivision or combination of shares, a merger or consolidation in which the Corporation is the surviving corporation, or any other change in capitalization, the number and class of Restricted Units shall be adjusted by the Compensation Committee in the same manner as stock options are adjusted under the Plan.

9.          Changes In Control.

                    The restrictions will lapse as to 100% of the Restricted Units upon a “Change in Control” as that term is defined in the Plan.

10.          No Rights of Shareholder.

                    The Award granted herein does not create any shareholder rights in the underlying shares prior to the Vesting Date in accordance with this Agreement and the terms of the Plan.

11.          Employment Not Affected.

                    The granting of this Award shall not be construed to create an obligation on the part of the Corporation or its subsidiaries to continue Grantee’s employment.  Except as may otherwise provided in a written agreement between Grantee and the Corporation (or its subsidiary), the Corporation and its subsidiaries specifically reserve the right to terminate at will, with or without cause, the Grantee’s employment at any time (whether by dismissal, discharge, retirement or otherwise).

12.          Amendment of Option.

                    The Award may be amended, in whole or in part, by the Compensation Committee at any time if it determines, in its sole discretion, that such amendment is necessary or advisable in the light of any addition to or change in:  (a) the Code or regulations issued thereunder or (b) any federal or state securities law or other law or regulation, which change occurs after the grant of the Option and by its terms retroactively applies to the Option; provided, however, that no such amendment shall, without the Grantee’s consent, materially adversely affect Grantee’s rights in and to the Restricted Units.

13.          Notice.

                    Notices to the Corporation shall be addressed to it in care of its Chief Financial Officer or Corporate Secretary, and any notice to the Grantee shall be addressed to the current address shown on the Corporation’s payroll records.  Any notice shall be deemed duly given if delivered in writing directly to the recipient or by registered or certified mail, postage prepaid.

14.          Incorporation of 2000 Stock Option and Stock Award Plan by Reference.

                    The Award is granted pursuant to the terms of the Corporation’s 2000 Stock Option and Stock Award Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance with the Plan.  The Compensation Committee shall have full authority to interpret and construe the Award, in its sole discretion, and its decision shall be conclusive and binding upon any question of law or fact arising hereunder and shall be enforceable at law or in equity by any court of competent jurisdiction.

15.          Governing Law.

                    The validity, construction, interpretation and effect of this instrument and any other matter arising under this instrument shall exclusively be governed by, and determined in accordance with applicable Federal law and the laws of the State of New York, without regard to New York rules for conflicts of law.

                    IN WITNESS WHEREOF, the parties have executed this Restricted Stock Unit Award Agreement as of the date first written above.

Attest:	INTERMAGNETICS GENERAL CORPORATION

/s/ Katherine M. Sheehan	By:	/s/ Glenn H. Epstein

Katherine M. Sheehan Corporate Secretary		Glenn H. Epstein Chairman & Chief Executive Officer

/s/ Michael Mainelli

Michael Mainelli